Exhibit 4.1

AMENDMENT NO. 1 TO TAX ASSET PROTECTION PLAN

Amendment No. 1, dated as of January 8, 2014 (this “Amendment”), to the Tax Asset Protection Plan, dated as of March 9, 2011 (the “Plan”), between American International Group, Inc., a Delaware corporation (including any successor hereunder, the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Rights Agent (the “Rights Agent”, which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to the Plan;

WHEREAS, Section 5.5 of the Plan provides that the Company and the Rights Agent may amend the Plan in any respect without the approval of the holders of Rights;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Plan as set forth in this Amendment; and

WHEREAS, pursuant to the terms of the Plan and in accordance with Section 5.5 thereof, the Company has directed that the Plan be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute and deliver this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Plan and in this Amendment, the parties hereto hereby amend the Plan as follows:

1.	Amendments.

a.	Clause (i) of the definition in Section 1.1 of the Plan used to deem a Person the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities is hereby amended and restated in its entirety to read as follows:

“(i) which such Person is considered to own under general federal income tax principles,”

b.	Clause (iii) of the definition of “Expiration Time” in Section 1.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“(iii) the Close of Business on January 8, 2017, provided that the Board of Directors may determine to extend this Plan prior to such date as long as the extension is submitted to the stockholders of the Company for ratification at the next succeeding annual meeting and”

c.	Section 5.1(b) of the Plan is hereby amended and restated in its entirety to read as follows:

“(b) The Finance and Risk Management Committee or any other appropriate committee of the Board of Directors will evaluate this Plan annually to determine whether it continues to be in the best interests of the Company’s stockholders.”

d.	The first sentence of Section 5.3 of the Plan is hereby amended by replacing the phrase “beneficially owning” with the phrase “Beneficially Owning”.

2.	Capitalized Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Plan.

3.	Descriptive Headings; Section References. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Amendment is made to a Section, such reference shall be to a Section of the Plan unless otherwise indicated.

4.	GOVERNING LAW; EXCLUSIVE JURISDICTION. (a) THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) (i) THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AMENDMENT. The Company and each holder of Rights acknowledge that the forum designated by this paragraph (b) has a reasonable relation to this Amendment, and to such Persons’ relationship with one another.

(ii) The Company and each holder of Rights hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in paragraph (b)(i). The Company and each holder of Rights undertake not to commence any action subject to this Amendment in any forum other than the forum described in this paragraph (b). The Company and each holder of Rights agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon such Persons.

5.	Effect of this Amendment. Except as expressly set forth herein, the amendments contained herein shall not constitute an amendment or waiver of any provision of the Plan, and the provisions of the Plan, as amended hereby, shall remain in full force and effect. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Plan” and each other similar reference contained in the Plan shall from and after the date hereof refer to the Plan as amended hereby.

6.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.	Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Monika M. Machon
	Name:	Monika M. Machon
	Title:	Senior Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Suzanne M. Swits
	Name:	Suzanne M. Swits
	Title:	Vice President

[Signature Page to Amendment No. 1 to Tax Asset Protection Plan]